Exhibit 99.1

Global Partners Reports Financial Results for the Second Quarter of 2013

Partnership Adjusts 2013 EBITDA Guidance

WALTHAM, Mass.--(BUSINESS WIRE)--August 8, 2013--Global Partners LP (NYSE: GLP) today reported financial results for the second quarter ended June 30, 2013.

Comments on the Second Quarter

“Our second-quarter 2013 results were not as strong as the same period in 2012, primarily because of lower retail gasoline margins and a less favorable distillates market,” said Eric Slifka, the Partnership’s President and Chief Executive Officer. “In addition, weather conditions in the Bakken region delayed planned tank and pipeline expansion at and to our crude transload facilities in North Dakota.”

“At Columbus, ND, which connects via single line haul on Canadian Pacific to our facility in Albany, NY, expansion of capacity from 100,000 to 270,000 barrels should now be finished early next year,” Slifka said. “In addition, Tesoro Logistics has completed a new seven-mile lateral from its Lignite, ND crude oil station to our Columbus transload facility. The lateral will carry crude from various gathering points along the Tesoro High Plains Pipeline System. At Beulah, ND, we are building 280,000 barrels of storage capacity, which we now expect to bring online by the end of this year.”

“Also during the quarter, we began receiving and distributing product from our new rail-fed propane storage facility in Albany,” Slifka said. “This 540,000-gallon terminal can source advantaged propane directly from Midwest and Canadian sources via single-line haul on Canadian Pacific as well as from the East Coast.”

Second Quarter 2013 Financial Summary

Net income for the second quarter of 2013 was $8.7 million, or $0.29 per diluted limited partner unit, compared with net income of $18.5 million, or $0.66 per diluted limited partner unit, for the second quarter of 2012.

Combined net product margin for the second quarter of 2013 was $111.2 million, compared with $100.2 million for the same period in 2012.

Gross profit for the second quarter of 2013 was $97.9 million, compared with $90.7 million for the second quarter of 2012.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the second quarter of 2013 were $37.0 million, compared with $40.8 million for the same period in 2012.

Distributable cash flow (DCF) for the second quarter of 2013 was $23.4 million, compared with $26.7 million for the second quarter of 2012.

Net product margin, EBITDA and DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under "Use of Non-GAAP Financial Measures." Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three months ended June 30, 2013 and 2012.

Sales for the second quarter of 2013 increased to $4.8 billion from $3.9 billion for the same period in 2012. Wholesale segment sales of $3.7 billion were up approximately 27% from $2.9 billion for the second quarter of 2012. Sales from the Gasoline Distribution and Station Operations segment were up approximately 3% to $870.4 million compared with $842.5 million for the same period in 2012. Commercial segment sales increased approximately 20% to $232.3 million from $193.4 million for the second quarter of 2012.

Wholesale segment volume was 1.4 billion gallons for the second quarter of 2013 compared with 1.0 billion gallons for the second quarter of 2012. Volume in the Gasoline Distribution and Station Operations segment was 264.2 million gallons for the second quarter of 2013, compared with 262.7 million gallons for the second quarter of 2012. Commercial segment volume was up 10% to 94.3 million gallons, compared with 85.5 million gallons for the second quarter of 2012.

Wholesale net product margin grew to $46.1 million for the second quarter of 2013, compared with $34.7 million for the same period in 2012. In the Gasoline Distribution and Station Operations segment, net product margin decreased 5% to $58.8 million from $62.3 million for the comparable period of 2012. Commercial segment net product margin increased 94% to $6.2 million for the second quarter of 2013 from $3.2 million in the same period in 2012.

Recent Highlights

  The Board of Directors of the Partnership’s general partner, Global GP LLC, increased the Partnership’s quarterly cash distribution to $0.5875 per unit ($2.35 per unit on an annualized basis) on all of its outstanding common units for the period from April 1 through June 30, 2013. The distribution will be paid on August 14, 2013 to unitholders of record as of the close of business August 5, 2013.

Business Outlook

For full-year 2013, Global Partners now expects EBITDA in the range of $150 million to $175 million, including the Cascade Kelly Holdings acquisition completed in the first quarter of 2013.

“Based upon our performance for the first half of the year and the short-term challenges we see for the balance of 2013 related to compressed margins and reduced volume to the East and West Coasts in our crude oil logistics and marketing activities, and to backwardation in the gasoline market, we are adjusting our full year 2013 EBITDA guidance,” Slifka said. “We believe in the strategic direction of the Partnership. Despite short-term challenges, we believe that we will be able to deliver value to our unitholders through the optimization of our operating assets, our organic projects under development and other strategic initiatives.”

The Partnership’s guidance is based on assumptions regarding current market conditions, including demand for petroleum products and renewable fuels, changes in commodity prices, weather, credit markets and the forward product pricing curve, which will influence quarterly financial results.

Financial Results Conference Call

Management will review the Partnership’s second-quarter 2013 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET

Dial-in numbers:	(877) 709-8155 (U.S. and Canada)
(201) 689-8881 (International)

The call also will be webcast live and archived on Global’s website, www.globalp.com.

Use of Non-GAAP Financial Measures

Net Product Margin

Global Partners views net product margin as an important performance measure of the core profitability of its operations. The Partnership reviews net product margin monthly for consistency and trend analysis. Global Partners defines net product margin as sales minus product costs. Sales primarily include sales of unbranded and branded gasoline, distillates, residual oil, renewable fuels, crude oil, natural gas and propane, as well as convenience store sales and gasoline station rental income. Product costs include the cost of acquiring the refined petroleum products, renewable fuels, crude oil, natural gas and propane and all associated costs including shipping and handling costs to bring such products to the point of sale as well as product costs related to convenience store items. The Partnership also looks at net product margin on a per unit basis (net product margin divided by volume). Net product margin is a non-GAAP financial measure used by management and external users of Global Partners’ consolidated financial statements to assess the Partnership’s business. Net product margin should not be considered an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, Global Partners’ net product margin may not be comparable to net product margin or a similarly titled measure of other companies.

EBITDA

EBITDA is a non-GAAP financial measure used as a supplemental financial measure by management and external users of Global Partners' consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership’s:

  compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing, storing and distribution of refined petroleum products, renewable fuels, crude oil and propane, without regard to financing methods and capital structure; and
  viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

EBITDA should not be considered as an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income, and this measure may vary among other companies. Therefore, EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for Global Partners' limited partners since it serves as an indicator of the Partnership's success in providing a cash return on their investment. Distributable cash flow means the Partnership's net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the Board of Directors of the Partnership's general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow. Specifically, this financial measure indicates to investors whether or not the Partnership has generated sufficient earnings on a current or historic level that can sustain or support an increase in its quarterly cash distribution. Distributable cash flow is a quantitative standard used by the investment community with respect to publicly traded partnerships. Distributable cash flow should not be considered as an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, Global Partners' distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

About Global Partners LP

A publicly traded master limited partnership, Global Partners LP is a midstream logistics and marketing company. Global owns, controls or has access to one of the largest terminal networks of refined petroleum products and renewable fuels in the Northeast, and is one of the largest distributors of gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers in New England and New York. Global is a leader in the purchasing, selling and logistics of transporting domestic and Canadian crude oil and other products by rail across its “virtual pipeline” from the mid-continent region of the U.S. and Canada to the East and West Coasts for distribution to refiners and other customers. With a portfolio of approximately 900 locations primarily in the Northeast, Global also is one of the largest independent owners, suppliers and operators of gasoline stations and convenience stores. In addition, Global is a distributor of natural gas and propane. Global is No. 157 in the Fortune 500 list of America’s largest corporations. For additional information visit www.globalp.com.

Forward-looking Statements

Some of the information contained in this news release may contain forward-looking statements. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “may,” “believe,” “should,” “could,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “will likely result,” or other similar expressions. In addition, any statement made by Global Partners LP’s management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible actions by Global Partners LP or its subsidiaries are also forward-looking statements.

Although Global Partners LP believes these forward-looking statements are reasonable as and when made, there may be events in the future that Global Partners LP is not able to predict accurately or control, and there can be no assurance that future developments affecting Global Partners LP’s business will be those that it anticipates. Estimates for Global Partners LP’s future EBITDA are based on a number of assumptions regarding market conditions, including demand for petroleum products and renewable fuels, weather, credit markets and the forward product pricing curve. Therefore, Global Partners LP can give no assurance that its future EBITDA will be as estimated.

For additional information about risks and uncertainties that could cause actual results to differ materially from the expectations Global Partners LP describes in its forward-looking statements, please refer to Global Partners LP’s Annual Report on Form 10-K for the year ended December 31, 2012 and subsequent filings the Partnership makes with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made. Global Partners LP expressly disclaims any obligation or undertaking to update forward-looking statements to reflect any change in its expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Sales	$4,771,756	$3,916,063	$10,360,946	$7,891,544
Cost of sales	4,673,899	3,825,388	10,167,237	7,745,550
Gross profit	97,857	90,675	193,709	145,994

Costs and operating expenses:
Selling, general and administrative expenses	27,077	24,036	53,837	46,503
Operating expenses	47,367	37,138	90,707	60,496
Amortization expense	5,677	2,288	10,053	3,862
Total costs and operating expenses	80,121	63,462	154,597	110,861

Operating income	17,736	27,213	39,112	35,133

Interest expense	(9,024)	(9,148)	(17,940)	(18,468)

Income before income tax benefit	8,712	18,065	21,172	16,665

Income tax benefit	-	450	1,875	450

Net income	8,712	18,515	23,047	17,115

Net (income) loss attributable to noncontrolling interest	(18)	-	472	-

Net income attributable to Global Partners LP	8,694	18,515	23,519	17,115

Less: General partner's interest in net income, including incentive distribution rights (1)	(796)	(309)	(1,602)	(417)

Limited partners' interest in net income	$7,898	$18,206	$21,917	$16,698

Basic net income per limited partner unit (2)	$0.29	$0.67	$0.80	$0.66

Diluted net income per limited partner unit (2)	$0.29	$0.66	$0.80	$0.65

Basic weighted average limited partner units outstanding	27,394	27,376	27,358	25,466

Diluted weighted average limited partner units outstanding	27,491	27,549	27,454	25,638

(1) Calculation includes the effect of the March 1, 2012 issuance of 5,850,000 common units in connection with the acquisition of Alliance. As a result, the general partner interest was 0.83% for the three months ended June 30, 2013 and 2012 and for the six months ended June 30, 2013 and, based on a weighted average, 0.95% for the six months ended June 30, 2012.

(2) Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses. Accordingly, the Partnership's undistributed net income is assumed to be allocated to the limited partners' interest and to the General Partner's general partner interest. Limited partners' interest in net income is divided by the weighted average limited partner units outstanding in computing the net income per limited partner unit.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$9,673	$5,977
Accounts receivable, net	745,846	696,762
Accounts receivable - affiliates	1,400	1,307
Inventories	354,161	634,667
Brokerage margin deposits	21,954	54,726
Fair value of forward fixed price contracts	2,022	48,062
Prepaid expenses and other current assets	45,179	65,432
Total current assets	1,180,235	1,506,933

Property and equipment, net	787,717	712,322
Goodwill	107,579	32,326
Intangible assets, net	128,932	60,822
Other assets	18,832	17,349

Total assets	$2,223,295	$2,329,752

Liabilities and partners' equity
Current liabilities:
Accounts payable	$764,061	$759,698
Working capital revolving credit facility - current portion	-	83,746
Term loan	115,000	-
Environmental liabilities - current portion	4,286	4,341
Trustee taxes payable	75,789	91,494
Accrued expenses and other current liabilities	50,205	71,442
Obligations on forward fixed price contracts	8,730	34,474
Total current liabilities	1,018,071	1,045,195

Working capital revolving credit facility - less current portion	211,500	340,754
Revolving credit facility	374,700	422,000
Senior notes	68,058	-
Environmental liabilities - less current portion	38,380	39,831
Other long-term liabilities	41,136	45,511
Total liabilities	1,751,845	1,893,291

Partners' equity
Global Partners LP equity	430,497	436,461
Noncontrolling interest	40,953	-
Total partners' equity	471,450	436,461

Total liabilities and partners' equity	$2,223,295	$2,329,752

GLOBAL PARTNERS LP
FINANCIAL RECONCILIATIONS
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Reconciliation of gross profit to net product margin
Wholesale segment:
Gasoline and gasoline blendstocks	$16,043	$6,718	$25,656	$25,457
Other oils and related products	30,102	28,002	71,669	42,455
Total	46,145	34,720	97,325	67,912
Gasoline Distribution and Station Operations segment:
Gasoline distribution	38,897	43,525	67,090	55,728
Station operations	19,939	18,734	37,775	29,694
Total	58,836	62,259	104,865	85,422
Commercial segment	6,170	3,179	16,595	9,379
Combined net product margin	111,151	100,158	218,785	162,713
Depreciation allocated to cost of sales	(13,294)	(9,483)	(25,076)	(16,719)
Gross profit	$97,857	$90,675	$193,709	$145,994

Reconciliation of net income to EBITDA
Net income	$8,712	$18,515	$23,047	$17,115
Net (income) loss attributable to noncontrolling interest	(18)	-	472	-
Net income attributable to Global Partners LP	8,694	18,515	23,519	17,115
Depreciation and amortization and amortization of deferred financing fees, excluding the impact of noncontrolling interest	19,255	13,577	36,159	24,107
Interest expense	9,024	9,148	17,940	18,468
Income tax benefit	-	(450)	(1,875)	(450)
EBITDA	$36,973	$40,790	$75,743	$59,240

Reconciliation of net cash provided by operating activities to EBITDA
Net cash provided by operating activities	$44,934	$258,063	$327,712	$216,300
Net changes in operating assets and liabilities and certain non-cash items	(14,928)	(225,971)	(265,109)	(175,078)
Net cash from operating activities and changes in operating assets and liabilities attributable to noncontrolling interest	(2,057)	-	(2,925)	-
Interest expense	9,024	9,148	17,940	18,468
Income tax benefit	-	(450)	(1,875)	(450)
EBITDA	$36,973	$40,790	$75,743	$59,240

Reconciliation of net income to distributable cash flow
Net income	$8,712	$18,515	$23,047	$17,115
Net (income) loss attributable to noncontrolling interest	(18)	-	472	-
Net income attributable to Global Partners LP	8,694	18,515	23,519	17,115
Depreciation and amortization and amortization of deferred financing fees, excluding the impact of noncontrolling interest	19,255	13,577	36,159	24,107
Amortization of senior notes discount	105	-	158	-
Amortization of routine bank refinancing fees	(985)	(959)	(1,970)	(1,918)
Maintenance capital expenditures	(3,672)	(4,454)	(7,895)	(5,557)
Distributable cash flow	$23,397	$26,679	$49,971	$33,747

Reconciliation of net cash provided by operating activities to distributable cash flow
Net cash provided by operating activities	$44,934	$258,063	$327,712	$216,300
Net changes in operating assets and liabilities and certain non-cash items	(14,928)	(225,971)	(265,109)	(175,078)
Amortization of senior notes discount	105	-	158	-
Net cash from operating activities and changes in operating assets and liabilities attributable to noncontrolling interest	(2,057)	-	(2,925)	-
Amortization of routine bank refinancing fees	(985)	(959)	(1,970)	(1,918)
Maintenance capital expenditures	(3,672)	(4,454)	(7,895)	(5,557)
Distributable cash flow	$23,397	$26,679	$49,971	$33,747

CONTACT:
Global Partners LP
Daphne H. Foster, 781-894-8800
Chief Financial Officer
or
Edward J. Faneuil, 781-894-8800
Executive Vice President,
General Counsel and Secretary